Exhibit 2.3

Execution Copy

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

among

HSW INTERNATIONAL, INC.

HOWSTUFFWORKS, INC.

and

WEI ZHOU

Dated January 29, 2007

Table of Contents

Page
ARTICLE 1
CERTAIN DEFINITIONS

SECTION 1.01 Certain Definitions	2
ARTICLE 2
RESTRICTIONS ON TRANSFERABILITY

SECTION 2.01 Restrictions on HSW	4
SECTION 2.02 Restrictions on WEI ZHOU	5
SECTION 2.03 Improper Sale or Encumbrance	5
SECTION 2.04 Restrictive Legends	5
ARTICLE 3
CORPORATE GOVERNANCE

SECTION 3.01 Composition of the Board, Committees and Management	6
SECTION 3.02 Agreement with Respect to Voting of Common Stock	7
ARTICLE 4
CONFIDENTIALITY

SECTION 4.01 Confidentiality	8
SECTION 4.02 Furnishing of Information	8
ARTICLE 5
OTHER MARKETS, ETC.

SECTION 5.01 Other Markets. (a)	9
SECTION 5.02 Additional Content	10
SECTION 5.03 Non-Competition	10
ARTICLE 6
MISCELLANEOUS

SECTION 6.01 Termination	10
SECTION 6.02 Notices	11
SECTION 6.03 Amendments and Waivers	12
SECTION 6.04 Binding Effect	12
SECTION 6.05 Expenses	12
SECTION 6.06 Governing Law; Jurisdiction	12
SECTION 6.07 Specific Performance	13
SECTION 6.08 Counterparts	13
SECTION 6.09 Entire Agreement	13
SECTION 6.10 Headings	13
SECTION 6.11 Severability	13
SECTION 6.12 Public Announcements	13
SECTION 6.13 Cumulative Remedies	14
SECTION 6.14 Interpretation	14
SECTION 6.15 No Third Party Beneficiaries	14
SECTION 6.16 Construction	14

ii

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement (this “Agreement”) is entered into as of this 29th day of January, 2007 to be effective as of the Effective Time, by and among HSW INTERNATIONAL, INC., a Delaware corporation (the “Company”), HOWSTUFFWORKS, INC., a Delaware corporation (“HSW”), and WEI ZHOU, a citizen of Germany (“WEI ZHOU”).

W I T N E S S E T H:

WHEREAS, the Company, HSW and WEI ZHOU entered into that certain Stockholders Agreement dated as of April 20, 2006, to be effective as of the Effective Date (the “Original Stockholders Agreement”);

WHEREAS, the Company, HSW and WEI ZHOU now desire to amend and restate the provisions of the Original Stockholders Agreement as set forth herein.

WHEREAS, the Company, HSW, INTAC International, Inc., a Nevada corporation (“INTAC”), and HSW International Merger Corporation, a Nevada corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of April 20, 2006, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) HSW will contribute certain assets, properties and rights to the Company in exchange for shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) the Merger Sub will merge into and with INTAC with INTAC surviving the merger, and (iii) all shareholders of INTAC will receive shares of Common Stock upon the Closing;

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, each of HSW and WEI ZHOU will become a significant stockholder of the Company, and will Beneficially Own shares of Common Stock (each of HSW and WEI ZHOU, a “Stockholder”);

WHEREAS, at the Closing, the Company and HSW will be entering into two Contribution Agreements (the “Contribution Agreements”), pursuant to which HSW will contribute to the Company, among other things, certain Contributed Content (as defined therein); and

WHEREAS, the Company, HSW and WEI ZHOU wish to enter into this Agreement to set forth their agreement as to the matters set forth herein with respect to, among other things, representation on the Company’s Board, the Sale of, or creation, incurrence or assumption of an Encumbrance on, the shares of Common Stock and acquisition by HSW and WEI ZHOU of additional shares of Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, HSW and WEI ZHOU hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

SECTION 1.01  Certain Definitions.  (a)  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Applicable Restricted Period” means (a) with respect to HSW, the period ending (i) twelve (12) months after the Closing with respect to the first one-third (1/3) of the shares of the HSW Stock, (ii) eighteen (18) months after the Closing with respect to the next one-third (1/3) of the shares of the HSW Stock, (iii) twenty-four (24) months after the Closing with respect to the remaining one-third (1/3) of the shares of the HSW Stock, and (b) with respect to WEI ZHOU, the period ending twelve (12) months after the Closing.

“Beneficially Own” has the meaning given such term in Rule 13d-3 under the Exchange Act; provided that Beneficial Ownership under Rule 13d-3(d)(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination.

“Board” means the board of directors of the Company.

“Closing” has the meaning given to such term in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Control” (including the terms “Controlled by” and “under common Control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means, in respect of the Common Stock, the method of calculating the number of shares of Common Stock outstanding on an applicable measurement date, pursuant to which the following shares shall be deemed to be outstanding: (i) all shares of Common Stock outstanding on such measurement date, (ii) all shares of Common Stock issuable upon conversion of outstanding shares of any convertible or exchangeable securities of the

Company and (iii) all shares of Common Stock issuable pursuant to any outstanding stock options or warrants of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company, HSW or WEI ZHOU, as the case may be.

“Permitted Transferee” means, with respect to a specified Person, any Affiliate of such Person, provided that such Person is not a competitor of the Company, as reasonably determined by the Board.

“Person” means, any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

“Representative” means, as to any person, such person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

“Sale” means, in respect of any Common Stock, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture, association or other legal entity of which such Person (either alone or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Territories” means, collectively, each “Territory” as defined in the Contribution Agreements.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Company	Preamble
Common Stock	Recitals
Confidential Information	4.01
Contribution Agreements	Recitals
HSW	Preamble
HSW Designees	3.01
HSW Stock	2.01
INTAC	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Other Market Transaction	5.01
Stockholder	Recitals
WEI ZHOU Designees	3.01

ARTICLE 2
RESTRICTIONS ON TRANSFERABILITY

SECTION 2.01  Restrictions on HSW.  (a)                        HSW understands and agrees that the shares of Common Stock issued to HSW pursuant to the Merger Agreement (the “HSW Stock”) will not have been registered for resale under the Securities Act.  During the Applicable Restricted Period, HSW may not make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, the HSW Stock; provided that, during the Applicable Restricted Period, HSW may make or solicit a Sale to a Permitted Transferee and may pledge an interest in the HSW Stock to High River Limited Partnership and/or StuffWorks, LLC pursuant to a Stock Pledge Agreement dated as of April 20, 2006 or to one or more other lenders pursuant to a Stock Pledge Agreement entered into by HSW in connection with any transaction in which the debt currently owed by HSW to High River Limited Partnership and/or StuffWorks, LLC is refinanced (pursuant to which the applicable pledgee shall succeed to all of the rights and obligations of HSW under this Agreement with respect to any shares of HSW Stock foreclosed upon thereunder); provided, further, that the restrictions contained in this Section 2.01 shall terminate and be of no further force and effect (i) with respect to one-third (1/3) of the shares of the HSW Stock, on the date that is twelve (12) months after the Closing , (ii) with respect to the next one-third (1/3) of the shares of the HSW Stock, on the date that is eighteen (18) months after the Closing, and (iii) with respect to the remaining one-third (1/3) of the shares of the HSW Stock, on the date that is twenty-four (24) months after the Closing.

(b)         No Sale of HSW Stock to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 2.01.  HSW shall remain responsible for the performance of this Agreement by each Permitted Transferee of HSW to which HSW Stock is transferred.  If any Permitted Transferee to which HSW Stock is transferred pursuant to Section 2.01(a) ceases to be a Permitted Transferee of HSW, such Person shall reconvey such Stock to HSW immediately before such Person ceases to be a Permitted Transferee of HSW so long as such Person knows of its upcoming change of status immediately prior thereto.  If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to HSW as soon as is practicable after the former Permitted Transferee receives notice thereof.

(c)          HSW agrees that it will not make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, its interest in any Permitted Transferee to which it has transferred HSW Stock unless prior thereto HSW Stock held by such entity is transferred to HSW or to one or more Permitted Transferees.

SECTION 2.02  Restrictions on WEI ZHOU.  WEI ZHOU understands and agrees that the shares of Common Stock issued to him pursuant to the Merger Agreement will not have been registered for resale under the Securities Act.  During the Applicable Restricted Period, WEI ZHOU may not make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, at least four million (4,000,000) shares of the Common Stock issued to WEI ZHOU pursuant to the Merger Agreement (the “Restricted Zhou Stock”); provided that the restrictions contained in this Section 2.02 shall terminate and be of no further force and effect on the date that is twelve (12) months after the Closing.

SECTION 2.03  Improper Sale or Encumbrance.  Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any shares of Common Stock shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records to such attempted Sale or Encumbrance.  Furthermore, HSW or WEI ZHOU, as applicable, and the other parties engaging or attempting to engage in such Sale or Encumbrance shall indemnify and hold harmless the Company and the other Stockholder from all losses that the Company and the other Stockholder may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.

SECTION 2.04  Restrictive Legends.  (a)  Each certificate representing the shares of HSW Stock, each certificate representing any shares of Common Stock acquired by HSW following its acquisition of Common Stock pursuant to the Merger Agreement and each certificate representing the Restricted Zhou Stock shall be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):

(i)                                     THE SHARES REPRESENTED BY THIS CERTIFICATE GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
(ii)                                  THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS UNDER THE TERMS OF AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED

                                                JANUARY       , 2007, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER AND THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT.

(b)         Each Stockholder consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

(c)          If any HSW Stock or any Restricted Zhou Stock ceases to be subject to any and all restrictions on Sale or Encumbrance set forth in Section 2.01 or 2.02 of this Agreement, as applicable, or the other provisions set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such HSW Stock or such Restricted Zhou Stock, as applicable, without the first paragraph or without the second paragraph, as applicable, of the legends required by Section 2.04 endorsed thereon.

ARTICLE 3
CORPORATE GOVERNANCE

SECTION 3.01  Composition of the Board, Committees and Management.  (a)  From and after the Closing, the number of directors comprising the Board shall be seven (7), or such number of directors as may be determined by the Board in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, effective as of the Closing.  At all times, a majority of the directors on the Board shall be independent directors and the independent directors (including those designated by any Stockholder) shall meet all requirements regarding the independence of directors as may be applicable to the Company pursuant to applicable Law or the rules of the stock exchange on which the shares of Common Stock are listed.

As of the Closing, HSW, WEI ZHOU and the Company, through the Board, shall take all such action as may be necessary (i) to cause the persons designated by each Stockholder as set forth in Exhibit 3.01(a) to be duly appointed to the Board, each to serve until the next annual election of directors of the Company (unless any such person originally designated by a Stockholder is unable to serve in such capacity, in which event such Stockholder shall designate a substitute individual), and (ii) to cause the Special Committee, the Compensation Committee and the Audit Committee of the Board to be duly established, each composed of the persons set forth in Exhibit 3.01(a) and to serve for such term during which such person remains a director of the Company.  HSW shall have the right to designate five (5) directors (three (3) of whom shall be independent directors) and such directors designated by HSW shall be referred to herein as the “HSW Designees”.  WEI ZHOU shall have the right to designate two (2) directors (one (1) of whom shall be an independent director) and such directors designated by WEI ZHOU shall be referred to herein as the “WEI ZHOU Designees”.  Each Stockholder shall have the right to request the removal, with or without cause, of any directors designated by such Stockholder, and  HSW, WEI ZHOU and the Company, through the Board, shall cause any such person to be removed from the Board.

If any director shall be unable or unwilling to serve as a director (including as a member of any committee), the Stockholder which designated such individual as set forth in Exhibit 3.01(a) shall designate another individual and each of HSW, WEI ZHOU and the Company, through the Board, shall cause such person to be nominated for such position.  If it is determined that any incumbent director designated by a Stockholder shall not stand for re-election at any annual meeting of the Company’s stockholders, such Stockholder shall designate the person who shall be nominated for election as a director in lieu of such incumbent director.

(b)         Following the nomination of the designees to the Board pursuant to Section 3.01(a), at each election of directors at which the term of any director designated by a Stockholder will expire, the Board shall (i) recommend for election to the Board a nominee who shall be designated by the Stockholder that initially designated the director whose term will expire, and (ii) shall use best efforts to solicit proxies in favor of such nominee consistent with the efforts used to solicit proxies for any other Board nominees.

(c)          In addition to the Special Committee, the Compensation Committee and the Audit Committee, the Board shall have such other committees as the Board may from time to time determine, as may be permitted under applicable Law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.  Each of the Special Committee, the Compensation Committee and the Audit Committee shall be comprised of at least three (3) members.  One independent director designated by each Stockholder shall serve on each committee of the Board.  All members of the Compensation Committee and the Audit Committee shall be independent directors.

(d)         Each Stockholder hereby agrees that at every meeting of the Company’s stockholders at which directors are to be elected or at any meeting at which the removal of a director is subject to the vote of the Company’s stockholders, each Stockholder and its Permitted Transferees shall cause all of their shares of Common Stock to be represented either by proxy or in person and to be voted in favor of (i) the election of the HSW Designees and WEI ZHOU Designees and (ii) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.   If directors are to be elected or removed by written consent of the Company’s stockholders, each Stockholder agrees that it and its Permitted Transferees shall execute written consents in favor of (x) the election of the HSW Designees and WEI ZHOU Designees and (y) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.

(e)                                  In order to effectuate this Section 3.01, each Stockholder hereby grants to the Secretary of the Company an irrevocable proxy pursuant to Section 212(e) of the General Corporation Law of the State of Delaware, coupled with an interest, such proxy to be used solely in the event of a breach of or non-compliance with Section 3.01(d) above, solely for the purpose of voting all of the shares of Common Stock of the Company owned by such Stockholder in favor of (i) the election of all HSW Designees and WEI ZHOU Designees and (ii) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.

SECTION 3.02  Agreement with Respect to Voting of Common Stock.  With respect to all matters submitted to a vote of holders of Common Stock (other than the election of directors as covered by Section 3.01 above), each Stockholder and its Permitted Transferees may vote all shares of Common Stock held by them in their absolute discretion.

ARTICLE 4
CONFIDENTIALITY

SECTION 4.01  Confidentiality.  (a)  Each Stockholder agrees and acknowledges that Confidential Information (as defined below) furnished and to be furnished to it was and will be made available in connection with such Stockholder’s investment in the Company.  Each Stockholder agrees that it will use, and will cause any Person to whom it discloses Confidential Information pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including, without limitation, to disadvantage competitively the Company).  Each Stockholder further acknowledges and agrees that it will not disclose any Confidential Information to any Person, provided that Confidential Information may be disclosed (i) to such Stockholder’s Representatives and Affiliates in the normal course of the performance of its and their duties, or to any financial institution providing credit to such Stockholder, (ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject), provided that such Stockholder gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief and such Stockholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation, (iii) to any regulatory authority or rating agency to which such Stockholder or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information or (iv) if the prior written consent of the Company shall have been obtained.

(b)         “Confidential Information” means all information about the Company furnished by the Company or its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished, including, without limitation, all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a Stockholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such Stockholder or its Representatives pursuant hereto.  Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or its Representatives in violation of this Agreement or other obligation of confidentiality, (ii) was available to such Stockholder on a nonconfidential basis prior to its disclosure by the Company or the Company’s Representatives, or (iii) becomes available to such Stockholder on a nonconfidential basis from a Person (other than the Company or the Company’s Representatives) who is not prohibited from disclosing such information to such Stockholder by a legal, contractual or fiduciary obligation to the Company or any Representative of the Company.

SECTION 4.02  Furnishing of Information.  The Company shall furnish or make available to each Stockholder any documents filed by the Company pursuant to each of Section 13, 14 and 15(d) of the Exchange Act and all annual, quarterly or other reports furnished to the

Company’s public security holders and all such other information concerning the Company and its Subsidiaries as such Stockholder may reasonably request.

ARTICLE 5
OTHER MARKETS, ETC.

SECTION 5.01  Other Markets.  (a)  If HSW wishes or proposes to, or receives a bona fide offer from any other Person to, engage in a transaction involving an investment in or purchase or other acquisition of a direct or indirect interest in any entity, business, assets, properties or securities in exchange for or in connection with a sale, transfer, assignment or license of HSW’s rights in the Licensed Content (as defined in the Contribution Agreements) or the Sublicensed Content (as defined in the Contribution Agreements) in any territory outside the United States or the Territories (an “Other Market Transaction”), HSW agrees to:

(i)                                     give the Company written notice of such contemplated Other Market Transaction which written notice shall constitute an irrevocable offer to the Company to participate in such Other Market Transaction in accordance with this Section (should such Other Market Transaction occur) and shall include detailed information relating to the material terms of such Other Market Transaction, including the identity of the parties, a description of the assets and business in reasonable detail, the price and the basis for determining the price; and

(ii)                                  following delivery of such written notice, discuss with the Company its participation in such Other Market Transaction in good faith for a period of time expiring on the earlier of: (A) sixty (60) days from the date of such written notice, and (B) the date on which the Company notifies HSW that it is not interested in participating in such Other Market Transaction; provided, however, that HSW shall have the right to proceed with the closing of such Other Market Transaction prior to the expiration of such period as long as the Company’s ability to participate in the Other Market Transaction in accordance with this Section after such closing shall not be adversely affected.

(b)         If HSW elects to participate in any such Other Market Transaction, the Company or one of its Subsidiaries shall have the right to acquire not less than twenty-five percent (25%) and not more than fifty percent (50%) of HSW’s interest in such Other Market Transaction at a price equal to US$10 million for fifty percent (50%) of HSW’s interest in such Other Market Transaction, provided that if the Company (or its Subsidiary) elects to purchase less than fifty percent (50%) of HSW’s interest in such Other Market Transaction, the price shall be decreased in proportion to the decrease in percentage of HSW’s interest in such Other Market Transaction purchased by the Company (or its Subsidiary).  The Company shall have sixty (60) days from the date of the written notice from HSW under Section 5.01(a) within which to notify HSW, in writing, that it elects to purchase a portion (and stating the amount of such portion) of HSW’s interest in such Other Market Transaction.  Failure by the Company to give written notice to HSW within such period shall constitute a rejection of the offer to participate in such Other Market Transaction.

(c)          The closing of the purchase by the Company of a portion of HSW’s interest in any such Other Market Transaction shall occur (i) at the time and place of the closing of such Other Market Transaction or (ii) if the closing of such Other Market Transaction has occurred prior to notice of election from the Company pursuant to Section 5.01(b), at the principal offices of HSW not later than fifteen (15) days following the date of such notice of election from the Company.

(d)         Notwithstanding any other provision of this Agreement, HSW shall be under no obligation to enter into any Other Market Transaction and the determination of whether to enter into any Other Market Transaction shall be made by HSW in its sole and absolute discretion.

SECTION 5.02  Additional Content.  If the Company acquires, directly or indirectly, whether by purchase, transfer, assignment or license, any rights in any text, images, designs, graphics, artwork or other content (the “Additional Content”), the Company shall use commercially reasonable efforts to obtain, as a part of such acquisition, (i) the worldwide digital publishing rights to such Additional Content and (ii) digital publishing rights for HSW in respect of such Additional Content for use outside the Territories ((i) and (ii), collectively the “Additional Rights”).  Notwithstanding the foregoing, the Company shall not be required to pay or be obligated to incur additional fees or costs for Additional Rights obtained for HSW unless HSW agrees to bear such additional fees and/or costs.  In the event additional fees or costs are required, the Company shall give HSW the opportunity to be involved in the negotiations regarding amount of such additional fees and/or costs (and the Additional Rights obtained therefor) and shall obtain HSW’s written consent prior to agreeing to such additional fees and/or costs.

SECTION 5.03  Non-Competition.  The Company covenants and agrees that, during the term of this Agreement, it shall not, and shall use its best efforts to cause each of its Subsidiaries not to, within the United States, directly or indirectly, either on its own behalf or in partnership or cooperation with any Person, whether as principal, agent, consultant, member, shareholder, partner, joint venturer or the like, (a) enter into any agreement with, hold any equity or financial interest in, or permit its name or any part thereof to be used or associated in business with, any Person that provides any services or products that compete with any services or products of HSW in the United States, or (b) otherwise provide any services or products that compete with any services or products of HSW in the United States, except with the prior written consent of HSW.

ARTICLE 6
MISCELLANEOUS

SECTION 6.01  Termination.  (a)  This Agreement shall become effective as of the Effective Time and shall terminate only:

(i)                                     by virtue of a written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder; or

(ii)                                  upon the expiration of (A) all rights created hereunder and (B) all statutes of limitations applicable to the enforcement of claims hereunder;

provided that the Company’s right to participate in any Other Market Transaction and HSW’s rights in and to any Additional Content pursuant to Article V shall terminate and be of no further force and effect three (3) years from the date hereof; provided further, however, that no termination of this Agreement pursuant to paragraph (i) or (ii) above shall affect the right of any party to recover damages or collect indemnification for any breach of the covenants herein that occurred prior to such termination.

(b)         The rights of a Stockholder under Articles II, III and Section 4.02 shall terminate and be of no further force and effect upon the date on which such Stockholder and its Affiliates, in the aggregate, Beneficially Own less than 10% of the Common Stock calculated on a Fully Diluted Basis;

(c)          The restrictions on the Sale of, or creation, incurrence or assumption of an Encumbrance on, Common Stock contained in Section 2.01 of this Agreement shall terminate if the Company publicly announces the completion of definitive agreements, whether accomplished through one or a series of related transactions, with respect to (i) a merger, consolidation or other business combination following which the outstanding Common Stock immediately prior to such transaction will represent less than 50% of the outstanding Common Stock of the Company or other entity surviving such transaction or any entity Controlling the Company immediately after the completion of the transaction or (ii) a Sale of all or substantially all of the assets of the Company and its Subsidiaries.

SECTION 6.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by facsimile (with confirmation of receipt) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 6.02):

(a) if to the Company:

One Capital City Plaza
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326
Attention: Legal Department
Facsimile: 404-760-3458

(b) if to HSW:

One Capital City Plaza
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326
Attention: Legal Department
Facsimile: 404-760-3458

(c) if to WEI ZHOU:

Unit 6, 32/F., Laws Commercial Plaza
788 Cheung Sha Wan Road
Kowloon, Hong Kong
Facsimile:+ (852) 2385-1621

SECTION 6.03  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b)         No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)          This Agreement shall not be assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party).

SECTION 6.04  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties, and to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 6.05  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 6.06  Governing Law; Jurisdiction.  (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b)         All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York.  The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(c)          Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this article.

SECTION 6.07  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

SECTION 6.08  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.08; provided that receipt of copies of such counterparts is confirmed.

SECTION 6.09  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 6.10  Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

SECTION 6.11  Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.12  Public Announcements.  Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media with respect to this Agreement without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 6.13  Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 6.14  Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 6.15  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.16  Construction.  Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereto hereby waive the benefit of any rule of Law, or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HSW INTERNATIONAL, INC.

By:	/s/ Jeffrey Arnold
	Name:	Jeffrey Arnold
	Title:	Chief Executive Officer

HOWSTUFFWORKS, INC.

By:	/s/ Jeffrey Arnold
	Name:	Jeffrey Arnold
	Title:	Chief Executive Officer

/s/ Wei Zhou
WEI ZHOU

EXHIBIT 3.01(a)

Members of the Board of Directors of the Company

1.  Five (5) Directors designated by HSW:

Jeffrey Arnold – HSW designee

[HSW designee to be designated prior to the Effective Time.]

[HSW designee to be designated prior to the Effective Time.]

[HSW designee to be designated prior to the Effective Time.]

[HSW designee to be designated prior to the Effective Time.]

2.  Two (2) Directors designated by WEI ZHOU:

WEI ZHOU – WEI ZHOU designee

Dr. Heinz-Gerd Stein – WEI ZHOU designee

Members of the Special Committee

WEI ZHOU

[HSW designee to be designated prior to the Effective Time.]

[HSW designee to be designated prior to the Effective Time.]

Members of the Compensation Committee

Dr. Heinz-Gerd Stein

[HSW designee to be designated prior to the Effective Time.]

[HSW designee to be designated prior to the Effective Time.]

Members of the Audit Committee

Dr. Heinz-Gerd Stein

[HSW designee to be designated prior to the Effective Time.]

[HSW designee to be designated prior to the Effective Time.]